Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of May 24, 2016 (the “Effective Date”) between Trip Born, Inc., a corporation created and existing under the laws of the State of Delaware with an address at 514 Lothian Way, Abingdon, MD 21009 (“Company”), and LogiCore Strategies, LLC, a limited liability company created and existing under the laws of New York with and address at 8481 Big Cone Path, Liverpool, NY 13090 (“Consultant”) (Company and Consultant are each a “Party” and collectively the “Parties”).

Whereas, Consultant is experienced in financial management.

Whereas, Company desires to retain Consultant to provide general financial services and Consultant agrees to provide such services, in accordance with the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises, mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Services. Consultant shall provide high level advisory and general financial services to the Company, including providing an individual to serve as Chief Financial Officer of the Company and as further described in Attachment A - (the “Services”).

2.           Appointment; Term. The Company hereby appoints Consultant and Consultant hereby accepts appointment as an independent consultant for the Company, subject to the terms and conditions of this Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue for one (1) year (the “Term”).  This Agreement shall automatically renew for subsequent one (1) year terms unless terminated by either Party.

3.           Independent Contractor.  In the performance of the work, duties and obligations undertaken by Consultant under this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor.  Consultant agrees to provide the Services within the parameters established by Company, but Consultant will retain the right to determine the day-to-day methods by which the Services will be performed.  In connection with the provision of Services, Consultant shall:

A.           Provide the Services as an independent contractor and nothing herein shall be deemed to constitute or render the Parties as joint ventures, partners or employer and employee, and Company shall have no right or obligation with respect to Consultant except as set forth in this Agreement;

B.           Be fully responsible for the payment of all federal income taxes and any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid by Company under this agreement, and Consultant shall indemnify and hold Company harmless from any such payment which may be due and owing by Consultant; and

C.           Provide for, secure, and/or be solely responsible for any and all required fees, permits, Workers’ Compensation coverage, unemployment insurance, disability insurance, Social Security contributions, income tax withholding and any other insurance or taxes, including but not limited to federal and state taxes, for any person performing the Services pursuant to this Agreement.

4.           Use of the Company Facilities, Equipment.  If required, Consultant shall have a dedicated workspace or equipment at the Company offices and shall not have set hours for the performance of the Services.

5.           Ownership of Work Product.  All work product developed by Consultant, in whole or in part, either alone or jointly with others, during the Term and any subsequent renewal term, which may relate in any manner to the actual or anticipated business, work, research or development of the Company, or which result, to any extent, from the Services performed by Consultant for the Company, or use of the Company’s Confidential Information (as defined below), will be the sole property of the Company.

6.           Compensation.  Consultant shall initially be paid $60,000.00 USD per annum for its Services based upon approximately 10 hours of service per week and/or 40 hours per month, to be paid in the following manner:

Fees payable in advance on a monthly basis by the Company into an account nominated by the Consultant in writing within 10 days of receipt of an invoice issued at the beginning of each month by the Consultant with an initial retainer in the amount of $5,000.00 due at the time of executing this agreement.

The Company and Consultant agree to negotiate in good faith to increase Consultant’s compensation upon an increase in duties or time committed to providing services.

7.           Expenses.  Company shall promptly reimbursement Consultant for travel related expenses incurred in the ordinary course of providing services outlined in this agreement.  Reimbursable expenses shall not be limited to but shall include costs of airfare, hotels, business meals when traveling, and mileage reimbursement.  Consultant shall provide a formal accounting of all expenses including receipts on a monthly basis for approval and payment.  Payment will be deposited into an account nominated by the Consultant in writing within 10 days after submission.

8.           Termination. This Agreement shall automatically renew unless terminated by either Party.  This Agreement may be terminated by either party upon three (3) months’ prior written notice.  The Company may terminate this Agreement without prior notice and without further obligation for reasons of just cause (e.g., fraud, theft, conviction of a felony, improper or dishonest action or significant acts of misconduct), on the part of Consultant or any of Consultant’s agents providing services to the Company.

9.           Notices.  All notices and other communications required hereunder must be in writing and shall be deemed to have been duly given only when personally delivered or deposited in the United States Postal Service mail, postage prepaid for first class delivery, as follows:

If to the Company:

514 Lothian Way
Abingdon, MD  21009
Attn: Deepak Sharma

If to Consultant:

LogiCore Strategies, LLC
8481 Big Cone Path
Liverpool, NY  13090
Attn: Richard J. Shaw, President

or to such other addresses as either party hereto shall furnish to the other by notice given in accordance with this section.  Unless otherwise specified herein, such notices or other communications shall be deemed received (i) the date delivered, if delivered personally, and (ii) five (5) days after being sent, if sent via first class mail.

10.           Confidentiality.

A.           Consultant shall keep secret and retain the confidential nature of all Confidential Information (as defined herein) belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request.  Consultant shall not at any time, whether before or after the termination of this Agreement, use, copy, disclose or make available any Confidential Information (as defined herein) to any corporation, governmental body, individual, partnership, trust or other entity (a “Person”); except that Consultant may use, copy or disclose to any Person any Confidential Information (as defined herein) (i) to the extent required in the performance of the Services, (ii) to the extent it becomes publicly available through no fault of Consultant, and (iii) to the extent Consultant is required to do so pursuant to applicable law or court order.

B.           For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the affairs and operations of the Company that is not generally available to the public and that the Company desires to keep confidential, including, but not limited to, trade secrets, inventions, financial information, information as to customers, clients or patients, and suppliers, sales and marketing information, and all documents and other tangible items relating to or containing any such information.  Consultant acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

C.           All Confidential Information disclosed or made available by the Company to Consultant shall at all times remain the personal property of the Company and all documents, lists, plans, proposals, records, electronic media or devices and other tangible items supplied to Consultant that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of this Agreement for whatever reason or sooner upon demand.

D.           Consultant acknowledges that a breach of the provisions of this Section 10 shall cause irreparable harm to the Company for which it will have no adequate remedy at law.  Consultant agrees that the Company may, in its sole discretion, obtain from a court of competent jurisdiction an injunction, restraining order or other equitable relief in favor of itself restraining Consultant from committing or continuing any such violation.  Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which the Company may have in law or in equity.

E.           The confidentiality obligations set forth herein shall survive for a period of twelve (12) months after the termination or expiration of this Agreement.

11.           Indemnification. Consultant and the Company shall each indemnify, defend and hold harmless the other from and against any and all claims, losses, damages, liabilities, actions, costs and expenses, including, but not limited to, reasonable legal fees and expenses, paid or incurred by the Company and arising directly and indirectly out of: (i) any breach of this Agreement, or (ii) any other act or omission by the Company or Consultant as the case may be.

12.           Miscellaneous.

A.           Governing Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of New York State , without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction.  In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Consultant and the Company hereto specifically consent and agree that the venue of any such action shall be in the courts of the State of Delaware, and each of Consultant and the Company hereby waive any claim that such venue is an inconvenient forum for the resolution of such proceeding.

B.           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto and supersedes any prior agreement or understanding, whether oral or written, between the Parties hereto with respect to the subject matter hereof.  This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the Parties hereto.

C.           Assignment.  This Agreement may not be assigned by either Party without the prior written consent of a duly authorized officer of the other Party.  The merger or consolidation of a Party, or the sale of all or substantially all of the assets or shares of a Party hereto, shall not be deemed an assignment of this Agreement.

D.           Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile or email, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

E.           Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

In Witness Whereof, the Parties have entered into this Consulting Agreement as of the Effective Date set forth above.

By:	/s/ Deepak Sharma
Name:	Deepak Sharma
Title:	President

LogiCore Strategies, LLC

By:	/s/ Richard J. Shaw, President
Name:	Richard J. Shaw
Title:	President

Exhibit A

Services

Assist in completion of the S-1, taking ownership of financial matters sections

Lead all SEC filing, including completion of 10K and 10Q

Ensure that financial reporting is accurate and complete and that there are established and maintained adequate internal controls for public disclosure

Matters relating to OTC listing

Matters relating to up-list to NASDAQ

Lead Investor Relations

Work with other management team members, bankers, attorneys, and accountants in evaluation and development and execution of company strategy

Ensure that the business model, cash plan, and capitalization strategy allows the business to scale and are in alignment with corporate strategic objectives

Preparing financial pro-forma for Tripborn for Investor meets, oversee the preparation and provide accurate management reports with monthly P&L, BS and an analysis report about the official health of the company

Provide quarterly financials with QtoQ and YoY comparison reports to the management and the board for quarterly board meetings. Also develop a dynamic business forecast models based on various revenue streams, like B2C, B2B, and various segments like RailRoad, Air, Bus, etc.

Controllership duties - To be responsible for presenting and reporting accurate and timely historical financial information of the company to the CEO and the Board for consumption for the creditors, employees and other member of management - who rely on the accuracy and timeliness of this information. It is imperative that the information reported is accurate, because many decisions are based on it.

Treasury duties - To be responsible for the company’s present financial condition and advise the CEO as to how to invest the company’s money, taking into consideration risk and liquidity. In addition to oversees the capital structure of the company, determining the best mix of debt, equity and internal financing.

Support of Merger and Acquisition (M&A) activities.